Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, LLC

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports Third Quarter Fiscal Year 2012 Results

PITTSBURGH, PA – May 14, 2012 – DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the third quarter ended March 30, 2012.

For the third quarter ended March 30, 2012, net sales decreased 16% to $24.0 million, compared to net sales of $28.7 million for the third quarter ended April 1, 2011. Sales of the Company’s speech generating devices decreased 9% to $20.7 million, and sales of its special education software declined 44% to $3.3 million from the prior year.

Gross profit for the third quarter of fiscal year 2012 decreased 13% to $17.4 million, compared to $19.9 million in the third quarter of the prior year. The Company’s gross margin expanded 270 basis points to 72.3% in the third quarter, compared to 69.6% in the third quarter of the prior year. The gross margin expansion was primarily the result of lower device royalty costs related to the Company’s EyeMax product and an inventory obsolescence charge recorded in the prior period.

Operating loss was $58.6 million in the third quarter of fiscal year 2012, compared to operating income of $3.8 million in the same period a year ago. The operating loss was mainly due to a $62.1 million impairment charge related to goodwill and other intangible assets the Company recorded during the third quarter of fiscal year 2012, compared to an impairment charge of $1.0 million recorded in the prior year. Excluding both of these impairment charges, the Company’s operating expenses declined 8% during the third quarter, compared to the prior year, and its operating income for the third quarter declined 28% to $3.5 million, compared to $4.8 million in the prior year.

Third quarter GAAP net loss was $14.1 million, or $1.33 per share, compared to GAAP net income of $0.7 million, or $0.07 per share, for the same quarter a year ago. Adjusted pro forma net income, as defined below in Explanatory Note and Non-GAAP Financial Measures, was $1.8 million for the third quarter, compared to $2.6 million in the prior year, and adjusted pro forma net income per share for the third quarter was $0.06 per share, compared to $0.09 per share in the prior year.

Adjusted EBITDA, as defined below in Explanatory Note and Non-GAAP Financial Measures, decreased 23% year over year in the third quarter of 2012 to $5.0 million from $6.5 million in the previous year.

“The end of government supported funding under ARRA, as well as the US state and EU government budget constraints, significantly impacted our performance during the third quarter, resulting in lower than expected sales,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “In the meantime, we continued to implement our revised strategies and to reduce operating costs, which helped us minimize this negative impact on our bottom line performance.”

“While our operating environment remains very challenging and unpredictable, we still believe strongly in the large, significantly under penetrated markets in which we are the leader. We remain focused on serving our important customers and continue to invest in research and development to navigate these challenging times,” concluded Mr. Donnelly.

Results for the Thirty-Nine Weeks Ended March 30, 2012

For the first thirty-nine weeks of fiscal 2012, net sales decreased 3% to $73.4 million from $75.8 million in the same period last year.

Gross profit for the first thirty-nine weeks of fiscal 2012 decreased 0.4% to $53.0 million. The Company’s gross margin expanded 200 basis points to 72.2% from 70.2% in the same period last year.

Operating loss for the first thirty-nine weeks of fiscal year 2012 was $53.4 million, compared to operating income of $4.7 million in the prior year. Excluding the impairment charges in both thirty-nine week periods, the Company’s operating income increased 52% to $8.7 million, compared to $5.8 million in the prior year.

GAAP net loss for the first thirty-nine weeks of fiscal year 2012 was $13.3 million, or $1.29 per share, compared to GAAP net income of $0.3 million, or $0.03 per share, a year ago. Adjusted pro forma net income was $4.4 million for the first thirty-nine weeks, compared to $2.1 million in the prior year, and adjusted pro forma net income per share for the first thirty-nine weeks was $0.15 per share, compared to $0.07 per share in the prior year.

For the first thirty-nine weeks of fiscal 2012, Adjusted EBITDA was $13.7 million, an increase of 23%, from $11.2 million in the same period last year.

Outlook

As a result of the market uncertainties that the Company has been experiencing and the impact that these uncertainties have continued to have on its business, as evidenced in the third quarter, the Company decided to suspend its previous policy of providing financial guidance.

Conference Call

The conference call is scheduled to begin at 4:45 p.m. EDT on May 14, 2012. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through May 28, 2012. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EDT, May 14, 2012 through May 28, 2012. To hear the playback participants may dial (855) 859-2056 and international listeners may dial (404) 537-3406. The conference ID number is 73827826.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings”).

This release presents adjusted pro forma net income (loss), which as defined by the Company represents net income (loss) before non-controlling interest and impairment loss and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that Adjusted Pro Forma Net Income (Loss), when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
NET SALES	$24,027	$28,668	$73,434	$75,763
COST OF SALES	6,649	8,726	20,415	22,547

GROSS PROFIT	17,378	19,942	53,019	53,216

OPERATING EXPENSES:
Selling and marketing	7,868	8,296	25,472	25,780
Research and development	1,540	2,344	5,251	7,236
General and administrative	4,388	4,350	13,222	14,114
Amortization of certain intangibles	110	112	330	334
Impairment loss	62,107	1,018	62,107	1,018

Total operating expenses	76,013	16,120	106,382	48,482

INCOME (LOSS) FROM OPERATIONS	(58,635)	3,822	(53,363)	4,734

OTHER INCOME (EXPENSE):
Interest income	7	17	22	30
Interest expense	(574)	(668)	(1,716)	(2,014)
Change in fair value and net loss on interest rate swap agreement	—	(5)	—	(81)
Other income (expense) — net	13	(34)	(27)	(269)

Total other expense — net	(554)	(690)	(1,721)	(2,334)

INCOME (LOSS) BEFORE INCOME TAXES	(59,189)	3,132	(55,084)	2,400
INCOME TAX EXPENSE (BENEFIT)	(7,248)	341	(6,614)	334

NET INCOME (LOSS) ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$(51,941)	$2,791	$(48,470)	$2,066
Less: net (income) loss attributable to the non-controlling interests	37,821	(2,140)	35,129	(1,767)

NET INCOME (LOSS) ATTRIBUTABLE TO DYNAVOX INC.	$(14,120)	$651	$(13,341)	$299

Weighted-average shares of Class A common stock outstanding:
Basic	10,642,642	9,375,000	10,354,917	9,375,000

Diluted	10,642,642	9,375,000	10,354,917	9,375,000

Net income (loss) available to Class A common stock per share:
Basic	$(1.33)	$0.07	$(1.29)	$0.03

Diluted	$(1.33)	$0.07	$(1.29)	$0.03

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 30,	July 1,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,159	$12,171
Trade receivables - net	14,926	18,676
Other receivables	363	318
Inventories - net	5,052	4,876
Prepaid expenses and other current assets	922	1,298
Deferred taxes	733	669

Total current assets	44,155	38,008

PROPERTY AND EQUIPMENT - Net	3,553	5,517
GOODWILL AND INTANGIBLES - Net	27,907	90,695
DEFERRED TAXES	51,511	40,677
OTHER ASSETS	1,669	2,253

TOTAL ASSETS	$128,795	$177,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$450	$—
Trade accounts payable	4,856	6,680
Other liabilities	8,160	9,459

Total current liabilities	13,466	16,139
LONG-TERM DEBT	35,750	36,200
OTHER LONG-TERM LIABILITIES	46,323	42,262

Total liabilities	95,539	94,601

STOCKHOLDERS’ EQUITY	33,256	82,549

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,795	$177,150

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$3,332	$5,220	$12,801	$3,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	(88)	(503)	(372)	(2,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(1,149)	(5,092)	(2,383)	(9,440)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	44	45	(58)	85

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,139	(330)	9,988	(8,531)
CASH AND CASH EQUIVALENTS:
Beginning of period	20,020	12,576	12,171	20,777

End of period	$22,159	$12,246	$22,159	$12,246

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
Other Financial Data
Adjusted EBITDA (1)	$5,038	$6,522	$13,741	$11,215

(1)	Adjusted EBITDA represents income before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
Income (loss) before income taxes	$(59,189)	$3,132	$(55,084)	$2,400
Depreciation	733	880	2,325	2,543
Amortization of certain intangibles	228	231	681	694
Interest income	(7)	(17)	(22)	(30)
Interest expense	574	668	1,716	2,014
Change in fair value and net loss on interest rate swap agreements	—	5	—	81
Other (income) expense, net (a)	(29)	24	(35)	225
Equity-based compensation	543	525	1,672	1,584
Employee severance and other costs	3	64	151	308
Acquisition costs (b)	—	(80)	—	161
Impairment loss	62,107	1,018	62,107	1,018
Other adjustments(c)	75	72	230	217

Adjusted EBITDA	$5,038	$6,522	$13,741	$11,215

(a)	Excludes realized foreign currency gains or losses.
(b)	Legal, accounting and other external costs related to the purchase of certain assets and liabilities of Blink-Twice Inc. and the purchase of Eye Response Technologies, Inc. including certain post-closing expenses which may be reimbursed to the Company at a later date under the terms of the applicable agreements.
(c)	Includes certain amounts related to other taxes.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
Net income (loss) attributable to DynaVox Inc.	$(14,120)	$651	$(13,341)	$299

Adjustments:
Net income (loss) attributable to the non-controlling interest	(37,821)	2,140	(35,129)	1,767
Income tax benefit	(8,357)	(1,236)	(9,283)	(965)
Impairment loss	62,107	1,018	62,107	1,018

Total adjustments	15,929	1,922	17,695	1,820

Adjusted pro forma net income	$1,809	$2,573	$4,354	$2,119

Pro forma shares outstanding - diluted	29,804,179	29,820,699	29,804,252	29,830,222

Adjusted pro forma net income per share - diluted	$0.06	$0.09	$0.15	$0.07

Adjusted pro forma net income, as defined by DynaVox, represents net income before non-controlling interests and after pro forma corporate income tax expense benefit applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below. Adjusted pro forma net income per share consists of adjusted pro forma net income, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income to adjusted pro forma net income and adjusted pro forma net income per share.